Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-49307) pertaining to the KB Home 401(k) Savings Plan of our report dated May 15, 2002, with respect to the financial statements and schedule of the KB Home 401(k) Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2001.

/s/Ernst & Young LLP

Los Angeles, California
June 27, 2002